EXHIBIT 6.18
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                                 PROMISSORY NOTE
                                   (Unsecured)

$45,000                                                              May 7, 2004
                                                         Los Angeles, California

     FOR VALUE RECEIVED, the receipt and sufficiency of which is acknowledged, SBS Interactive, Co. ("Maker"), hereby promises to pay to Arthur Cohn, or his order ("Holder"), at the address designated on the signature page of this Note, or at such other place as Holder may designate by written notice to Maker, the principal sum hereinbelow described ("Principal Amount"), together with interest thereon, in the manner and at the times provided and subject to the terms and conditions described herein.

     1.  PRINCIPAL AMOUNT.

         The Principal Amount means the sum of forty-five thousand dollars ($45,000).

     2.  INTEREST.

         If Maker fails to pay this Note in accordance with paragraph 3 below, then interest on the Principal Amount from time-to-time remaining unpaid shall accrue at the highest rate allowed by law. Interest shall be computed on the basis of a 360 day year and a 30 day month. If Maker fails to pay this Note in accordance with paragraph 3 below, the Maker must pay all costs and expenses, including attorneys' fees and expenses, incurred by Holder in collecting or attempting to collect the indebtedness under this Note or otherwise in enforcing its rights hereunder. The right to plead any and all statutes of limitation as a defense to a demand hereunder is hereby waived to the full extent permitted by law. None of the provisions hereof and none of the Holder's rights or remedies on account of any past or future defaults shall be deemed to have been waived by Holder's acceptance of any past due payment or by an indulgence granted by the Holder to the Maker. Maker hereby waives presentment, demand, protest and notice thereof or of dishonor and diligence in collecting or bringing suit. It is agreed that time is of the essence of this promissory note. Maker will pay all fees and expenses associated with any waivers or restructuring of this promissory note.


     3.  PAYMENT.

         Maker shall pay the Principal Amount in full within five days following the closing of the private offering of securities currently being undertaken by Maker.

     4.  PREPAYMENTS.

         Maker shall have the right to prepay this Note, or any part of it, without prepayment penalty or premium or discount.

     5.  MANNER OF PAYMENTS.

         Payments of any amount required hereunder shall be made in lawful money of the United States or in such other property as Holder, in his sole and absolute discretion, may accept.



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     6.  ACCELERATION UPON DEFAULT.

         At the option of Holder, all or any part of the indebtedness of Maker hereunder shall immediately become due and payable, irrespective of any agreed maturity date, if any part of the payments to be made under this Note are not paid when due, provided, however, Maker shall be entitled to a grace period of 10 days following written notice of such event of default to cure said event of default.

     7.  NOTICE.

         Any notice to either party under this Note shall be given by personal delivery or by express mail, Federal Express, DHL or similar airborne/overnight delivery service, or by mailing such notice by first class or certified mail, return receipt requested, addressed to such party at the address set forth below, or to such other address as either party from time to time may designate by written notice. Notices delivered by overnight delivery service shall be deemed delivered the next business day following consignment for such delivery service. Mailed notices shall be deemed delivered and received in accordance with this provision three days after deposit in the United States mail.

     8.  SEVERABILITY.

         If any term or provision of this Note or the application thereof to any person or circumstance shall, to any extent, be determined in a legal proceeding to be invalid, illegal or unenforceable under present or future laws effective during the term of this Note, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Note, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Note (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

     9.  USURY COMPLIANCE.

         This Note is expressly limited, so that in no event or contingency whatsoever, whether by reason of the consideration given with respect to this Note, the acceleration of maturity of the unpaid Principal Amount and interest thereon, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance, or detention of the indebtedness which is the subject of this Note exceed the highest lawful rate permissible under the applicable usury laws. If, under any circumstances whatsoever, fulfillment of any provision of this Note shall involve transcending the highest interest rate permitted by law which a court of competent jurisdiction deems applicable, then the obligations to be fulfilled shall be reduced to such maximum rate, and if, under any circumstances whatsoever, Holder shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to the reduction of the unpaid Principal Amount under this Note and not to the payment of interest, or, if such excessive interest exceeds the unpaid balance of the Principal Amount under this Note, such excess shall be refunded to Maker.


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     10.  JURISDICTION; VENUE.

         This Note shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of California. Any action to enforce payment of this Note shall be filed and heard solely in Los Angeles County, California.


                          MAKER:
                          SBS Interactive, Co.



                          By:/s/Todd Gotlieb
                             --------------------------------------------------
                               Todd Gotlieb, President

                          MAKER'S ADDRESS:

                          4211 Yonge Street, Suite 235
                          Toronto, Ontario M2P 2A9
                          Canada


                          HOLDER'S ADDRESS:

                          c/o Greg Suess, Esq.
                          10250 Constellation Boulevard, 19th Floor
                          Los Angeles, California 90067



















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